Exhibit 10.3(h)
PENN NATIONAL GAMING, INC.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
Penn National Gaming, Inc. (the “Company”) has granted to you a Non-Qualified Stock Option (“NQSO”) Award pursuant to the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as follows:

Grantee:	__________________________
Date of Grant:	__________________________
Number of Options:	__________________________
Option Price:	__________________________
Vesting Dates and Number of Options Vesting:	__________________________
The Award may be subject to performance conditions as determined by the Compensation Committee or its delegee from time to time and as communicated to you.
Expiration Date:	__________________________
This NQSO Award is subject to the terms and conditions of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as amended from time to time (the “Plan”), which is available upon request, and any rules and regulations established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Words used herein with initial capitalized letters that are not defined in this NQSO Award are defined in the Plan.
The terms provided here are applicable to this NQSO Award. Different terms may apply to any prior or future stock option awards. To the extent that there is a conflict between the terms of this NQSO Award and the Plan, the terms of the Plan shall govern.
I.ACCEPTANCE OF AWARD
This Award constitutes an agreement between you and the Company. You have reviewed all of the provisions of the Plan, and the terms of this NQSO Award. By electronically accepting this option to purchase shares according to the instructions provided by the Company’s designated broker, you agree that this electronic contract contains your electronic signature, which you have executed with the intent to sign this NQSO Award, and that this option to purchase stock options is granted under and governed by the terms and conditions of the Plan, this NQSO Award, and the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and you. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan, this NQSO Award, and, solely in so far as they relate to this option to purchase shares, the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and you.
II.    OPTION PERIOD
You may exercise your NQSOs during the Option Period, which begins on the applicable Vesting Date and ends on the Expiration Date as set forth above, provided that any applicable performance conditions have also been met. The Expiration Date is ten (10) years from the Date of Grant. However, the Option Period may end sooner if your employment is terminated under certain circumstances.
III.    VESTING
The NQSOs shall vest on the dates and with respect to the number of shares of Common Stock set forth above, provided that you are employed by the Company or a Subsidiary or serving as a Director, as applicable, on the vesting date, except as otherwise provided in Section IV below.
In addition, the forfeiture restrictions on this NQSO Award shall lapse in their entirety as of the occurrence of any of the following events:
(i)Your service as an Employee or Director of the Company or Subsidiary, as applicable, terminates because of your death or Disability; or

(ii)A Change of Control (as defined in the Plan) occurs.
There are no additional events or occurrences that shall lead to lapse of any forfeiture restrictions on this NQSO Award.
IV.    FORFEITURE
If you cease to be an Employee or Director of the Company and all Subsidiaries, as the case may be, then your NQSOs that are exercisable as of the termination or cessation date shall be cancelled and forfeited according to the characterization of the termination or cessation, as follows:
A.As a result of your death or Disability, in which case any unvested NQSOs shall thereupon become vested and exercisable, and all NQSOs shall remain exercisable until the Expiration Date;
B.As a result of your resignation (other than for Retirement), in which case vested NQSOs be cancelled and forfeited at the end of the 30th day after such resignation, or, if earlier, the Expiration Date;
C.As a result of your Retirement, in which case vested NQSOs shall be cancelled and forfeited at the end of the period which is three (3) years after such Retirement, or, if earlier, the Expiration Date;
D.As a result of termination for Cause by the Company, a Subsidiary, or the Board, in which case all of the NQSOs, whether or not then vested and exercisable, shall be cancelled and forfeited as of such termination or cessation date; and
E.As a result of termination not for Cause by the Company, as Subsidiary, or the Board, in which case all the vested NQSOs be cancelled and forfeited at the end of the period with is one (1) year after such termination or cessation date, or, if earlier, the Expiration Date.
Expect as set forth in this Section IV, all unvested NQSOs shall be cancelled and forfeited as of the termination of employment or cessation of service.
V.    LEAVES OF ABSENCE
For purposes of this NQSO Award, your service as an Employee or Director, as applicable, does not terminate when you go on a leave of absence recognized under the Plan. Your service will terminate when the leave of absence ends, however, unless you immediately return to active service in the applicable capacity.
VI.    EXERCISE
The NQSOs, or a portion thereof, shall be exercisable during the period beginning on the applicable vesting date and ending on the Expiration Date, subject to earlier termination in the event of a termination of your employment or service as a Director under certain circumstances, as provided in Section IV.
You may exercise your vested NQSOs by providing notice of exercise to the Company, in a form and manner acceptable to the Company.
VII.    PAYMENT
When you exercise your NQSOs, you may pay the Option Price in cash, by check, with previously issued shares of Common Stock of the Company (under certain circumstances), in accordance with a “cashless exercise program” or with a combination of the foregoing.
VIII.    NATURE OF STOCK OPTIONS
A stock option is the right, subject to certain conditions, to purchase shares of Common Stock of the Company at a fixed price. The per share price at which shares of Common Stock may be purchased when this NQSO is exercised is referred to as the Option Price. The Option Price is fixed on the Date of Grant and does not change for the life of the NQSO. However, the market price of Common Stock of the Company changes and will ultimately determine the value, if any, from this NQSO.

IX.    SHAREHOLDER RIGHTS
You are not and do not have the rights of a shareholder of the Company with respect to any shares of Common Stock underlying this NQSO Award unless and until the Award vests, you have exercised the NQSOs, or a portion thereof, and shares of Common Stock underlying the Award have been issued and delivered to you. After exercise, the shares of Common Stock underlying the Award will be released to you in the form of a stock certificate or uncertificated shares.
X.    RESTRICTIONS ON RESALE
You may not sell any shares of Common Stock free from the forfeiture restrictions of this NQSO Award at a time when applicable laws or Company policies would prohibit a sale. This restriction will apply as long as you are an Employee or Director of the Company, as applicable.
XI.    TRANSFERABILITY
The NQSOs subject to this NQSO Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise encumbered except in accordance with Section 12.8 of the Plan. Any attempt at such disposition shall be void.
XII.    WITHHOLDING TAXES
No shares of Common Stock will be released or issued to you unless you have made arrangements, acceptable to the Company, to pay any withholding taxes that may be due as a result of the lapse of the forfeiture restrictions. In accordance with the Plan, the Company is authorized to withhold from this NQSO Award the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due with respect to this NQSO Award that may be due as a result of the lapse of forfeiture restrictions and/or exercise and to take such other action as may be necessary in the opinion of the Company to satisfy statutory withholding obligations for the payment of such taxes. The Fair Market Value of the shares of Common Stock retained by the Company or surrendered by you shall be determined in accordance with the Plan as of the date the tax obligation arises. THE TAX RULES APPLICABLE TO NON-QUALIFIED STOCK OPTIONS ARE COMPLEX. YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR FOR MORE INFORMATION.
XIII.    ADJUSTMENTS
In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of shares of Common Stock underlying this NQSO Award that remain subject to forfeiture will be adjusted accordingly.
XIV.    ELECTRONIC DELIVERY AND DISCLOSURE
The Company will deliver or disclose, as applicable, any documents related to this option to purchase shares granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agree to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.
XV.    NO RIGHT TO CONTINUED SERVICE
This NQSO Award does not give you the right to continue in service with the Company or Subsidiary in any capacity. The Company or Subsidiary reserves the right to terminate your services at any time, with or without cause, subject to any employment agreement or other contract. In the event of a conflict between the terms of this NQSO Award and an employment agreement, if any, the terms of the employment agreement control.
XVI.     APPLICABLE LAW
This Award will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
XVII.     CODE SECTION 409A COMPLIANCE
To the extent the Committee determines that the Award granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of such Section, the Committee reserves the right to amend, terminate or replace this NQSO Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions.
XVIII.     ENTIRE AGREEMENT/AMENDMENT
The text of the Plan is incorporated in this NQSO Award by reference.
This Award and the Plan constitute the entire understanding between you and the Company regarding this NQSO Award. Any prior agreements, commitments or negotiations concerning this NQSO Award are superseded. This Award may be amended in a way that is adverse to you or your beneficiaries only by another written agreement, signed by both parties, otherwise, the rights of the Board or Grantor as set forth in the Plan control as to any modification, alteration or amendment of this NQSO Award.

PENN NATIONAL GAMING, INC.